Exhibit 10.2

SAMSONITE CORPORATION

11200 East 45th Avenue

Denver, Colorado  80239

May 12, 2005

Mr. Marcello Bottoli

Re:  Employment and Management Agreements

Dear Mr. Bottoli:

With reference to your employment agreement with Samsonite Corporation (the “Company”) originally dated March 3, 2004, as amended on or about the date hereof (the Employment Agreement”), and your separate management agreement with Samsonite Europe N.V., dated on or about the date hereof (the “Management Agreement”), this will confirm our understanding that, notwithstanding the terms of the Management Agreement, we shall cause Samsonite Europe N.V. not to terminate the Management Agreement unless and until the Employment Agreement is terminated.  You agree that if the Employment Agreement is terminated, the Management Agreement shall be terminated at the same time, provided that, notwithstanding such termination of the Management Agreement and your duties thereunder, a pro rata portion of the Management Fee, on a monthly (pro rated based on the annual Management Fee) basis, as provided in Article 3.1 of the Management Agreement, shall continue to be paid to you until the Non-compete Period set forth in Paragraph 8 of the Employment Agreement terminates in accordance with Paragraph 8(c) of the Employment Agreement.

If the foregoing correctly reflects our understanding, please countersign this letter in the space provided below.

Very truly yours,		Agreed and accepted:

Samsonite Corporation
By:	/s/ Richard Wiley	/s/ Marcello Bottoli
Name: Richard Wiley		Marcello Bottoli
Title: CFO